                                                                    Exhibit 11.1

                           SOCKET COMMUNICATIONS, INC.

                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                      (In thousands, except per share data)

                                                Years Ended December 31,
                                          1996           1995           1994
                                       ----------   -----------   -----------
Net loss . . . . . . . . . . . . .     $  (3,328)   $  (3,316)     $  (3,318)
Accretion of preferred stock . . .     $    (543)
                                       ----------
Net loss . . . . . . . . . . . . .     $  (3,871)
                                       ----------
                                       ----------

Computations of weighted average common and common equivalent shares outstanding:

   Weighted average common shares outstanding . . .      3,015   1,757     249
   Common equivalent shares from stock
    options, convertible preferred stock, and
    convertible notes granted or issued during
    the twelve-month period prior to the
    Company's initial public offering. . . . . . .         --      278   1,111
                                                     --------  -------  ------
Shares used in computing net loss per share. . . .      3,015    2,035   1,360
                                                     --------  -------  ------
                                                     --------  -------  ------
Net loss per share applicable to common
stockholders . . . . . . . . . . . . . . . . . . .   $  (1.28)
                                                     --------
                                                     --------
Net loss per share . . . . . . . . . . . . . . . .             $ (1.63) $(2.44)
                                                               -------  ------
                                                               -------  ------


Computation of shares used in pro forma net loss per share:

   Total Weighted average common an
   common equivalent shares outstanding (as
   above). . . . . . . . . . . . . . . . . . . . .                       1,360
                                                               -------  ------
   Common equivalent shares attributable to
   convertible preferred stock (if-converted
   method. . . . . . . . . . . . . . . . . . . . .                         581
                                                               -------  ------
Shares used in computing pro forma net loss per
share. . . . . . . . . . . . . . . . . . . . . . .                       1,941
                                                               -------  ------
                                                               -------  ------
Pro forma net loss per share . . . . . . . . . . .                       $(1.71)
                                                               -------  ------
                                                               -------  ------